UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

GLOBAL BRASS AND COPPER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35938	06-1826563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

475 N. Martingale Road Suite 1050 Schaumburg, IL	60173
(Address of principal executive offices)	(Zip Code)

(847) 240-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On July 18, 2016, Global Brass and Copper Holdings, Inc. (the “Company”) entered into a credit agreement among the Company, Global Brass and Copper, Inc., as the borrower (the “Borrower”), the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “ABL Credit Agreement” and the facility thereunder, the “ABL Facility”).

The ABL Facility is an asset-based revolving loan facility that provides for borrowings of up to the lesser of $200.0 million or the borrowing base both, in each case, less outstanding loans and letters of credit. At closing, available borrowings under the ABL Facility were $200.0 million. We may request an increase in the maximum commitments, at our option and under certain circumstances, of up to $200.0 million (but the lenders are not obligated to grant such an increase).

Amounts outstanding, if any, under the ABL Facility bear interest at a rate per annum equal to, at the Borrower’s option, either (1) 0.25% from the closing date until February 1, 2017 (unless the borrowing base certificate delivered for the last calendar month of the calendar quarter then most recently ended demonstrates that an interest rate within the range described below should have been applicable during such period, in which case such other pricing level shall be deemed to be applicable during such period), and then thereafter, 0.25% to 0.75% subject to a pricing grid set forth in the ABL Credit Agreement (depending on the average quarterly availability) plus an Alternate Base Rate (as defined in the ABL Credit Agreement) or (2) 1.25% from the closing date until February 1, 2017 (unless the borrowing base certificate delivered for the last calendar month of the calendar quarter then most recently ended demonstrates that an interest rate within the range described below should have been applicable during such period, in which case such other pricing level shall be deemed to be applicable during such period), and then thereafter, 1.25% to 1.75% subject to a pricing grid set forth in the ABL Credit Agreement (depending on the average quarterly availability) plus the Adjusted LIBO Rate (as defined in the ABL Credit Agreement). Unused amounts under the ABL Facility incur an unused line fee of 0.375% or 0.25% per annum (depending on the percentage of aggregate revolving exposure), payable in arrears on a quarterly basis.

The ABL Credit Agreement requires the Borrower to prepay or cash collateralize the applicable portion of any outstanding revolving loans to the extent extensions of credit thereunder exceed overall credit exposure. In addition, the Borrower must prepay or cash collateralize any outstanding revolving loans with 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Borrower or any of the guarantors (including any net cash proceeds obtained following a casualty, condemnation or other insured/similar event or proceeding), subject to customary thresholds, reinvestment rights and applications to the Term Loan B Credit Agreement (as defined below) obligations. The Borrower may voluntarily repay and reborrow outstanding loans under the ABL Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to loans made utilizing the Adjusted LIBO Rate (as defined in the ABL Credit Agreement).

The ABL Credit Agreement also contains a financial covenant that requires us to maintain a fixed charge coverage ratio that is tested whenever excess availability, as defined in the ABL Credit Agreement, falls below a certain level. The fixed charge coverage ratio, as defined in the ABL Credit Agreement, requires us to maintain a minimum ratio of “Consolidated Adjusted EBITDA” (as defined in the ABL Credit Agreement) to the amount of our fixed charges for the twelve consecutive months prior to the date on which the ratio is tested.

The ABL Facility will mature and the commitments thereunder will terminate on July 19, 2021.

Also on July 18, 2016, the Company entered into another credit agreement, dated as of July 18, 2016, among the Company, the Borrower, the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. Wells Fargo Bank, National Association, and Deutsche Bank Securities Inc., as Co-Syndication Agents, Branch Banking and Trust Company, Keybank National Association and William Blair & Company, L.L.C. as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Term Loan B Credit Agreement” and the loans thereunder, the “Term B Facility”).

The Term B Facility provides for borrowings in the amount of $320.0 million. Amounts outstanding under the Term B Facility bear interest at a rate per annum equal to, at the Borrower’s option, either (1) 3.00% to 3.25% subject to a pricing grid set forth in the Term Loan B Credit Agreement (depending on the total net leverage ratio) plus an Alternate Base Rate (as defined in the Term Loan B Credit Agreement) or (2) 4.00% to 4.25% subject to a pricing grid set forth in the Term Loan B Credit Agreement (depending on the total net leverage ratio) plus the Adjusted LIBO Rate (as defined in the Term Loan B Credit Agreement). We may request an increase in the aggregate term loans, at our option and under certain circumstances, of up to an additional $75.0 million or an unlimited amount so long as after giving effect to any incremental facility or incremental equivalent debt, the net senior secured leverage ratio does not exceed 2.50:1.00 (but the lenders, in either case, are not obligated to grant such an increase).

The Term Loan B Credit Agreement requires the Borrower to prepay outstanding term loans, subject to certain exceptions, with: (i) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Borrower or any of the guarantors (including any net cash proceeds obtained following a casualty, condemnation or other insured/similar event or proceeding), subject to customary thresholds, reinvestment rights and applications to the ABL Credit Agreement obligations; (ii) commencing with the fiscal year ending on December 31, 2017, 50% of excess cash flow, subject to step-downs to 25% and 0% depending on the total net leverage ratio from time to time; and (iii) 100% of the Borrower’s and its subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the Term Loan B Credit Agreement. The Borrower may voluntarily prepay outstanding loans under the Term B Facility at any time subject to customary “breakage” costs with respect to loans made utilizing the Adjusted LIBO Rate (as defined in the Term Loan B Credit Agreement) and subject to a prepayment premium of 1.00% in connection with certain customary repricing events that may occur within twelve months after the closing date.

The Term Loan B Credit Agreement also contains a financial covenant that requires us to maintain a total net leverage ratio that is tested quarterly. The total net leverage ratio, as defined in the Term Loan B Credit Agreement, requires us to maintain a ratio of the amount of total net debt to “Consolidated Adjusted EBITDA” (as defined in the Term Loan B Credit Agreement) of no greater than 4.0 for the twelve consecutive months prior to the date on which the ratio is tested.

In connection with the Term B Facility, commencing on December 30, 2016, the Borrower must make scheduled quarterly payments in an aggregate annual amount equal to 1.00% of the original principal amount of the term loans made under the Term B Facility on the closing date, with the balance expected to be due on July 18, 2023.

The ABL Credit Agreement and the Term Loan B Credit Agreement (together, the “Credit Agreements”) contain various customary covenants that limit or prohibit our ability, among other things, to (i) incur or guarantee additional indebtedness; (ii) pay certain dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make certain other restricted payments; (iii) make certain loans, acquisitions, capital expenditures or investments; (iv) sell certain assets, including stock of our subsidiaries; (v) enter into certain sale and leaseback transactions; (vi) create or incur certain liens; (vii) consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; (viii) enter into certain transactions with our affiliates; and (ix) engage in certain business activities.

A violation of covenants under either of the Credit Agreements may result in a default or an event of default under the ABL Facility or Term Loan B Facility, as applicable (together, the “Facilities”). Upon the occurrence of an event of default under one or both of the Credit Agreements, the requisite lenders could elect to declare all amounts of such indebtedness outstanding to be immediately due and payable and terminate any commitments to extend further credit.

If we are unable to repay those amounts, the lenders under the applicable Credit Agreement may proceed against the collateral granted to them to secure such indebtedness. Substantially all of our assets are pledged as collateral under the ABL Credit Agreement and the Term Loan B Credit Agreement. If the lenders accelerate the repayment of borrowings, such acceleration would have a material adverse effect on our business, financial condition, results of operations or cash flows. Furthermore, cross-default provisions in the Credit Agreements provide that any default under the Term Loan B Credit Agreement or the ABL Credit Agreement or other significant debt agreements could trigger a cross-default under the ABL Credit Agreement or Term Loan B Credit Agreement, as applicable.

The Company used approximately $11.8 million of its own cash and borrowings under the Term Loan B Credit Agreement to repay and redeem its existing facilities as described in Item 1.02 below and for ongoing working capital needs and other general corporate purposes.

Item 1.02. Termination of a Material Definitive Agreement

On July 18, 2016, concurrently with the Company’s entry into the new Facilities as described in Item 1.01 hereto, the Company (i) terminated its Amended and Restated Loan and Security Agreement dated as of August 10, 2010, repaying all outstanding borrowings thereunder in full and (ii) in connection with the redemption of all of the $305.3 million principal amount of its outstanding 9.50% senior notes due 2019, terminated its Indenture dated June 1, 2012, related to such notes.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

On July 18, 2016, the Company entered into the Credit Agreements as described under Item 1.01 above. The description of the Credit Agreements set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Exhibit Description

10.1	ABL Credit Agreement, dated as of July 18, 2016, among the Company, Global Brass and Copper, Inc., as Borrower, the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Term Loan B Credit Agreement, dated as of July 18, 2016, among the Company, Global Brass and Copper, Inc., as Borrower, the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. Wells Fargo Bank, National Association, and Deutsche Bank Securities Inc., as Co-Syndication Agents, Branch Banking and Trust Company, Keybank National Association and William Blair & Company, L.L.C. as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release, dated July 22, 2016, announcing the ABL Credit Agreement and Term Loan B Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

Date: July 22, 2016	By:	/s/ Christopher J. Kodosky
		Name:	Christopher J. Kodosky
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	ABL Credit Agreement, dated as of July 18, 2016, among the Company, Global Brass and Copper, Inc., as Borrower, the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Term Loan B Credit Agreement, dated as of July 18, 2016, among the Company, Global Brass and Copper, Inc., as Borrower, the loan guarantors party thereto, the lenders party thereto, Bank of America, N.A. Wells Fargo Bank, National Association, and Deutsche Bank Securities Inc., as Co-Syndication Agents, Branch Banking and Trust Company, Keybank National Association and William Blair & Company, L.L.C. as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release, dated July 22, 2016, announcing the ABL Credit Agreement and Term Loan B Credit Agreement.

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